Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

We have issued our report dated February 24, 2010, with respect to the financial statements for the year ended December 31, 2009 included in the Annual Report of Delcath Systems, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Delcath Systems, Inc. on Forms S-3 (File No. 333-165677, effective April 13, 2010 and File No. 333-178819, effective February 13, 2012) and on Form S-8 (File No. 333-166956, effective May 19, 2010).

/s/ Grant Thornton LLP

Glastonbury, Connecticut
March 5, 2012